Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information:
Steve Iaco	Kristyn Farahmand
Media	Investors
212.984.6535	214.863.3145

Susan Meaney Joins CBRE Group, Inc. Board of Directors

Dallas – March 7, 2022 – CBRE Group, Inc. (NYSE:CBRE) today announced that Susan Meaney has joined the company’s Board of Directors.

Ms. Meaney is an accomplished investor with a deep and varied background in real estate and real assets. She served as Managing Director at Makena Capital Management, where she managed the firm’s real estate and real assets portfolios. She was one of Makena’s founding partners and a member of its Management Committee.

Currently, she serves as a Senior Advisor to KSL Capital Partners, an investor and operator of travel and leisure businesses. She also sits on the Board of Directors of the Hewlett Foundation and KREST (a KKR real estate fund). Earlier in her career, Ms. Meaney was Director of Real Estate and Real Assets Investments for the William & Flora Hewlett Foundation, and prior to that, co-managed the real estate group at the Stanford Management Company. While at Stanford, among other duties, she oversaw the development of more than one million sq. ft. of space in the Stanford Research Park.

Brandon Boze, CBRE’s Board Chair, said: “Susan brings a real estate investor-operator mindset to our Board. Her perspective will be particularly valuable as we accelerate CBRE’s growth across our Real Estate Investments businesses and sustain our market leadership across each of our business segments. We welcome her enthusiastically.”

“As a longtime member of the real estate industry, I’ve had great esteem for CBRE and the platform they’ve built to deliver exemplary services to clients around the world,” said Ms. Meaney. “I’m thrilled to be part of the team and look forward to helping the company continue to raise the standard of excellence for our industry.”

Ms. Meaney will immediately join the CBRE Board’s Audit Committee. She will stand for election at the company’s Annual Stockholder Meeting, to be held later this year. Following the Stockholder Meeting, Laura Tyson will retire from the Board, where she has served since 2010.

Ms. Meaney holds an undergraduate degree, with honors, from Stanford University and earned an MBA from The Tuck School at Dartmouth. She has previously served on the Board of Advisors for the Tuck School at Dartmouth and served on the Dartmouth Investment Committee. Currently, she serves on the Stanford Bing Overseas Study Program Advisory Council and is a Trustee of the Urban Land Institute.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBRE), a Fortune 500 and S&P 500 company headquartered in Dallas, is the world’s largest commercial real estate services and investment firm (based on 2021 revenue). The company has more than 105,000 employees (excluding Turner & Townsend employees) serving clients in more than 100 countries. CBRE serves a diverse range of clients with an integrated suite of services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange Commission filings and public conference calls and webcasts.